INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference of our report dated November 5, 1999 accompanying the financial statements of Good Times Restaurants Inc. Also incorporated by reference in the Form S-8 Reigstration Statement of Good Times Restaurants Inc. And to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Registration Statement.




HEIN+ ASSOCIATES LLP


Denver, Colorado
December 13, 1999